FOR IMMEDIATE RELEASE

ROGER AILES RESIGNS AS CHAIRMAN AND CEO OF FOX NEWS CHANNEL AND FOX BUSINESS NETWORK, AND CHAIRMAN
FOX TELEVISION STATIONS

Rupert Murdoch to Assume Role of Chairman and Acting CEO of Fox News Channel and Fox Business
Network

New York, NY – July 21, 2016 – 21st Century Fox today announced that Roger Ailes, Chairman and CEO of Fox News Channel and Fox Business Network, and Chairman of Fox Television Stations, has resigned from his role effective immediately.

Rupert Murdoch will assume the role of Chairman and acting CEO of Fox News Channel and Fox Business Network.

Rupert Murdoch, Executive Chairman, 21st Century Fox, said:

“Roger Ailes has made a remarkable contribution to our company and our country. Roger shared my vision of a great and independent television organization and executed it brilliantly over 20 great years.

Fox News has given voice to those who were ignored by the traditional networks and has been one of the great commercial success stories of modern media.

It is always difficult to create a channel or a publication from the ground up and against seemingly entrenched monopolies. To lead a flourishing news channel, and to build Fox Business, Roger has defied the odds.

His grasp of policy and his ability to make profoundly important issues accessible to a broader audience stand in stark contrast to the self-serving elitism that characterizes far too much of the media.

I am personally committed to ensuring that Fox News remains a distinctive, powerful voice. Our nation needs a robust Fox News to resonate from every corner of the country.

To ensure continuity of all that is best about Fox News and what it stands for, I will take over as Chairman and acting CEO, with the support of our existing management team under Bill Shine, Jay Wallace and Mark Kranz.”

Lachlan Murdoch and James Murdoch, 21st Century Fox’s Executive Chairman, and CEO, respectively, said:

“We join our father in recognizing Roger’s remarkable contributions to our company. Our talented Fox News and Fox Business colleagues, up and down the organization and on both sides of the camera, have built something that continues to redefine the cable news experience for millions of viewers. We are enormously proud of their accomplishments. For them, as well as for our colleagues across our entire organization, we continue our commitment to maintaining a work environment based on trust and respect. We take seriously our responsibility to uphold these traditional, long-standing values of our company.”

About 21st Century Fox

21st Century Fox is the world’s premier portfolio of cable, broadcast, film, pay TV and satellite assets spanning six continents across the globe. Reaching more than 1.8 billion subscribers in approximately 50 local languages every day, 21st Century Fox is home to a global portfolio of cable and broadcasting networks and properties, including FOX, FX, FXX, FXM, FS1, Fox News Channel, Fox Business Network, FOX Sports, Fox Sports Network, National Geographic Channels, STAR India, 28 local television stations in the U.S. and more than 300 international channels; film studio Twentieth Century Fox Film; and television production studios Twentieth Century Fox Television and a 50% ownership interest in Endemol Shine Group. The Company also holds a 39.1% ownership interest in Sky, Europe’s leading entertainment company, which serves 21 million customers across five countries.  For more information about 21st Century Fox, please visit www.21CF.com.

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Contacts:

Julie Henderson
212-852-7070
jhenderson@21cf.com

Nathaniel Brown
212-852-7746
Nbrown@21cf.com